CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2013, with respect to the financial statements and financial highlights of the Baird Funds, Inc. (including the Baird LargeCap Fund) appearing in the December 31, 2012 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 333-40128 on Form N-1A (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois
December 20, 2013